Exhibit 5.1

WOODBURN AND WEDGE
Attorneys and Counselors At Law
Sierra Plaza
6100 Neil Road, Suite 500
Reno, Nevada 89511-1149
Telephone (775) 688-3000
Facsimile (775) 688-3088

Gregg P. Barnard

E-MAIL: gbarnard@woodburnandwedge.com

DIRECT DIAL: (775) 688-3025

June 26, 2018

Eco-Stim Energy Solutions, Inc.

2930 W. Sam Houston Pkwy N., Suite 275

Houston, Texas 770473

Ladies and Gentlemen:

We have acted as special Nevada counsel to Eco-Stim Energy Solutions, Inc., a Nevada corporation (the “Company”), in connection with the Company’s filing on the date hereof of a Registration Statement on Form S-8, (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 3,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Additional 2015 Plan Shares”), which may be issued from time to time in accordance with the terms of the Company’s 2015 Stock Incentive Plan as amended by that certain First Amendment thereto effective June 30, 2016 and as further amended by that certain Second Amendment thereto effective June 15, 2017 (the “Second Amendment”) and that Third Amendment thereto dated June 20, 2018 (the “Third Amendment” and as so amended, the “2015 Plan”). As special Nevada counsel for the Company, we advise you as follows.

In connection with rendering this opinion, we have examined or are familiar with the Articles of Incorporation of the Company, as amended to the date hereof, the Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the 2015 Plan and the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that: (i) all of the Additional 2015 Plan Shares will be issued pursuant to and in accordance with the terms of the 2015 Plan, issued for the consideration described in the 2015 Plan as currently in effect, and that none of the Additional 2015 Plan Shares will be issued for less than $0.001 per share; and (ii) all actions required to be taken under the 2015 Plan by the Board of Directors of the Company and any committee thereof will be taken by the Board of Directors of the Company and any committee thereof, respectively.

Eco-Stim Energy Solutions, Inc.

June 26, 2018

Based on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we advise you as follows:

1. The Company is a corporation organized and legally existing under the laws of the State of Nevada and is in good standing under said laws.

2. The Additional 2015 Plan Shares have been duly authorized and, when issued in accordance with the terms of the 2015 Plan and the terms of any instrument or agreement relating to any of the grants or awards thereunder to which such Additional 2015 Plan Shares relate, such Additional 2015 Plan Shares will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

We hereby consent:

1. To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

2. To the statements with reference to our firm made in the Registration Statement; and

3. To the filing of this opinion as an exhibit to the Registration Statement.

In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

WOODBURN and WEDGE

By:	/s/ Gregg P. Barnard
Gregg P. Barnard